EXHIBIT 5.1
DLA Piper US LLP
4365 Executive Drive, Suite 1100
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www.dlapiper.com
June 11, 2010
Life Technologies Corporation
5791 Van Allen Way
Carlsbad, California 92008
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have acted as counsel for Life Technologies Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance from time to time of up to 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), pursuant to awards or rights to be granted under the Life Technologies Corporation Deferred Compensation Plan (the “Plan”).
     In connection herewith, we have examined and relied without independent investigation as to matters of fact upon such certificates of public officials, such statements and certificates of officers of the Company and originals or copies certified to our satisfaction of the Registration Statement, the Plan, the Restated Certificate of Incorporation, and the Fifth Amended and Restated Bylaws of the Company as now in effect.
     In rendering this opinion, we have assumed the genuineness of all signatures on all documents examined by us, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and that the offer and sale of the Shares complies in all respects with the terms, conditions and restrictions set forth in the Registration Statement and the Plan. The Company has represented to us and we have also assumed that the Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock as were approved by the Company’s stockholders for issuance under the Plan. We have also assumed that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Shares in accordance with the Plan, the number of Shares which are then issuable and deliverable pursuant to award or rights under the Plan.
     We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the foregoing). No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

     This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws of the State of Delaware be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.
     Based upon, subject to and limited by the foregoing, we are of the opinion and so advise that the issuance of the Shares has been duly authorized and, when issued, delivered and fully paid for in accordance with the terms of the Registration Statement and the Plan, such Shares will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/S/ DLA PIPER US LLP
DLA PIPER US LLP